POWER OF ATTORNEY


     I, Dennis Wall, Regional Manager of International Flavors & Fragrances Inc. ("Company"), hereby appoint Dennis M. Meany, Jodie Simon and Joseph Leightner as my attorney in fact to act severally in my name, place and stead in any way which I myself could do with respect to the completing, signing and filing of statements of beneficial ownership and changes therein as required from time to time pursuant to the Securities Exchange Act of 1934. This power shall continue for such period as I am employed as an officer of the Company.

     In witness whereof, I have hereunto signed my name this 20th day of October, 2004.



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                                                     Dennis Wall